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                                                                   Exhibit 10.13

                            SECOND AMENDMENT TO LEASE

      This SECOND AMENDMENT TO LEASE (this "Second Amendment")of September 16, 2003 is executed by and between KS Parcel A, LLC as successor to Kendall Square, LLC ("Landlord") and Vertex Pharmaceuticals Incorporated ("Tenant").

      Reference is made to that certain lease dated January 18, 2001, as amended by First Amendment to Lease dated as of May 9, 2002 and Confirmation of Commencement Date and Rentable Square Footage dated January 30, 2003 ("Lease"), by and between Landlord and Tenant with respect to a portion of the Building on the Lot (as such terms are defined in the Lease) located in Cambridge, Massachusetts.

      WHEREAS, Landlord and Tenant desire further to amend the terms of the Lease, to ratify and confirm the terms of the Lease as amended, and to confirm certain other matters, all as more particularly set forth below.

      NOW, THEREFORE, in consideration of the mutual promises and other matters herein contained, and other good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, Landlord and Tenant agree as follows:

      1. Each capitalized term which is used but not defined herein shall have the respective meaning ascribed thereto in the Lease.

      2. The last sentence of the next to last paragraph of Section 3.2.1 of the Lease is deleted and the following is substituted in place thereof: "Subject to Sections 7.1 (h) and 10.6 hereof, Tenant shall, in any event, (a) commence on or before August 15, 2003 and substantially complete on or before April 30, 2004 all Tenant's Work required for the initial occupancy of floors one, two and three as shown on the Tenant Work Plans ("Phase I Work"), (b) commence on or before October 1, 2004 and substantially complete Tenant's Work as to an additional twenty five percent (25%) of the Premises within twenty-four (24) months after the Commencement Date ("Phase II Work"), and (c) commence on or before October 1, 2005 and substantially complete Tenant's Work as to the remainder of the Premises within thirty-six (36) months after the Commencement Date ("Phase III Work"), such improvements as remain to be completed under clauses (b) and (c) to be performed in accordance with Construction Documents to be timely prepared by Tenant and approved by Landlord as provided in Section
3.2.1 and otherwise in the Lease, and to have a cost of approximately $18 million in the case of the Phase I Work and approximately $17 million in the case of the Phase II and Phase III Work.

      3. Clause (a) of Section 7.1 of the Lease is amended by deleting the remainder of said clause following the parenthesis (concluding with the words "...twelve (12) consecutive calendar months)" and the following is substituted in place thereof: "or if within thirty (30) days after notice from Landlord to Tenant specifying any default other than a default listed in clause (h) below Tenant has not commenced diligently to correct the default or defaults so specified or

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has not thereafter diligently pursued such correction to completion,"

      4. Clause (h) of Section 7.1 of the Lease is deleted (up to but not including the parenthesis beginning with the words, "the foregoing events described in clauses (a) through (h)...") and the following is substituted in place thereof: "(h) due to any cause other than a Force Majeure Event, if Tenant fails to commence or substantially complete the Phase I Work by the dates set forth in the next to last paragraph of Section 3.2.1 hereof or shall suspend or otherwise fail to diligently pursue the construction of any Tenant's Work or if Tenant shall fail to provide the Letters of Credit in the amounts, at the times and in the form required under a certain Agreement of Surety Indemnity between Tenant and The Lyme Timber Company, the surety furnishing the bond with respect to the Phase I, II and III Work, and any such default shall continue for ten
(10) days after written notice from Landlord to Tenant, or if Tenant fails to commence or to substantially complete the Phase II Work or the Phase III Work in the amounts and percentages of the Premises specified in the next to last paragraph of Section 3.2.1 hereof by the respective dates determined pursuant to such next to last paragraph of Section 3.2.1 and any such commencement failure shall continue for nine (9) months or completion failure shall continue for six
(6) months, in each case after written notice from Landlord to Tenant," Further, add at the end of Section 7.1 the following: As used in clause (h) above, "substantially complete" Tenant's Work shall mean (1) that Tenant has received a temporary or final certificate of occupancy for such Work from the City of Cambridge, and (2) only incidental items of work remain to be completed, provided that Tenant obtains a final certificate of occupancy within a reasonable period of time thereafter, not to exceed 90 days.

      5. As used herein, "Tenant Work Plans" means those plans and specifications described in Attachment A hereto with respect to the Phase I Work, with such modifications thereto, if any, as are included in Attachment A, which Tenant Work Plans are hereby approved by Landlord subject to and as provided in the Lease. The parties acknowledged that the Phase I Work shown on the Tenant Work has a cost of approximately $18 million.

      6. Landlord hereby approves William A. Berry and Sons, Inc. as Tenant's Contractor for Tenant's Work.

      7.    Tenant has this day provided a performance bond pursuant to Sections
5.1.5 and 3.2.1 from a surety acceptable to Landlord. Tenant has also submitted insurance certificates evidencing the insurance coverages required under the Lease, which submissions have been approved by Landlord. Landlord hereby waives the requirement in Section 3.2.1 that Tenant provide a statutory lien bond with respect to Tenant's Work.

      8. The submission of a form of this Second Amendment or any summary of its terms shall not constitute an offer by Landlord to Tenant; but the Lease shall only be amended and the parties bound when this Second Amendment is executed and delivered by both Landlord and Tenant, each acting in their sole discretion, and approved by the holder of any mortgagee of the Premises having the right of approval. The Lease, as amended hereby, is ratified and confirmed in all respects.

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      9.    With respect to additional security for performance of Tenant's
Work, The Lyme Timber Company ("Lyme") has of even date with this Second Amendment issued a Performance Bond in favor of the Landlord ("Performance Bond"), which Performance Bond is secured by an Agreement of Surety Indemnity ("Indemnity") by Tenant in favor of Lyme and secured by a Letter of Credit ("Letter of Credit") in favor of Lyme, each of even date herewith. In the event of an Event of Default by Tenant pursuant to Section 7.1 of the Lease, if Lyme has drawn on the Letter of Credit but such drawn funds have not been applied to construction of Tenant's Work, Landlord shall deduct from any calculation of sums mat Tenant may owe Landlord due to such Event of Default any sums attributable to a failure to complete any of Tenant's Work that would be covered by the sums drawn by Lyme on the Letter of Credit, whether or not Landlord has received such sums.

      Executed as of the date first written above.

LANDLORD:                                   TENANT:

KS PARCEL A, LLC                            VERTEX PHARMACEUTICALS INCORPORATED
By: Kendall Square, LLC, its Manager
    By: Lyme Properties, LLC, its Manager

By: /s/ David M. Roby                       By: /s/ Jan F. Smith
    ---------------------------------           --------------------------------
    David M. Roby                               Name:  Jan F. Smith
    Manager                                     Title: Chief Financial Officer

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